UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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☐	Soliciting Material Pursuant to §240.14a-12
CHIQUITA BRANDS INTERNATIONAL, INC.
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Chiquita Brands
550 South Caldwell Street
Charlotte, North Carolina 28202
www.chiquita.com
May 14, 2014

Dear Fellow Shareholders,

We are writing to you on behalf of the Board of Directors of Chiquita Brands International, Inc. in connection with the annual meeting scheduled for May 22, 2014.

The Chiquita Board of Directors recommends that you vote AGAINST the shareholder proposal asking us to adopt a “hold until retirement” equity compensation policy. As described in greater detail in our proxy statement:

▪	We believe our long-standing and rigorous share ownership requirements already align our executives with long-term shareholder interests.

◦	CEO – 5 times base salary (or $4.5 million), and

◦	Other executive officers – 3 times base salary (average of approximately $1.4 million)

▪
To further align the interests of our executives and our long-term shareholders, over 50% of our executives’ total direct compensation is equity-based. The Chiquita Board believes that combining this compensation practice with a “hold until retirement” policy would hinder our ability to attract and retain executive talent, to the detriment of our shareholders.

The Chiquita Board and the Compensation & Organization Development Committee remain fully committed to requiring pay-for-performance, to focusing on long-term results and sustainability and to continuing our engagement with major shareholders. For the reasons described above and in our proxy statement, the Board recommends a vote AGAINST the shareholder proposal.

On behalf of the Chiquita Board of Directors, thank you for your continued support.

/s/Kerrii B. Anderson            /s/Edward F. Lonergan
Kerrii B. Anderson            Edward F. Lonergan
Chairwoman of the Board        President and Chief executive Officer

Your Board of Directors recommends that shareholders vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

If you have any questions or need assistance voting, please contact our proxy solicitor, Alliance Advisors at 973-873-7700 Attn: Domenick DeRobertis.